OWENS & MINOR, INC.


                   10 7/8% SENIOR SUBORDINATED NOTES DUE 2006


                                -----------------


                          SUPPLEMENTAL INDENTURE NO. 1


                            Dated as of May 12, 1998


                                       to


                                    INDENTURE


                            Dated as of May 29, 1996


                                -----------------



                            CRESTAR BANK, as Trustee

                  SUPPLEMENTAL INDENTURE NO. 1, dated as of May 12, 1998 (the "Supplemental Indenture"), by and between Owens & Minor, Inc., a corporation duly organized and existing under the laws of the Commonwealth of Virginia, having its principal office at 4800 Cox Road, Glen Allen, Virginia 23060 (the "Company") and Crestar Bank, as Trustee (the "Trustee").

                                R E C I T A L S:

                  WHEREAS, the Company and the Trustee have heretofore executed and delivered that certain Indenture, dated as of May 29, 1996 (the "Indenture") providing for the issuance of its 10 7/8% Senior Subordinated Notes due 2006 (the "Notes"). All terms used, but not otherwise defined, in this First Supplemental Indenture shall have the meanings assigned to such terms in the Indenture;

                  WHEREAS, Section 10.02 of the Indenture provides that, the Company and the Trustee may amend or supplement the Indenture with the consent of holders of at least a majority in principal amount of the outstanding Notes;

                  WHEREAS, the holders of at least a majority in principal of the outstanding Notes have consented to the adoption of the amendments contained in this First Supplemental Indenture;

                  WHEREAS, Section 10.06 of the Indenture provides that the Trustee shall execute any supplemental indenture or other amendment authorized pursuant to Article TEN of the Indenture; and

                  WHEREAS, all things necessary to make this First Supplemental Indenture a valid and binding agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done;

                  NOW, THEREFORE, the Company and the Trustee hereby agree as follows:

                                   ARTICLE ONE

                  (i)      Section 1.01 of the Indenture is hereby amended by:

                  (a) adding the following defined terms:

                  "'Junior Subordinated Debentures' shall mean up to $142,268,050 aggregate principal amount of Junior Convertible Subordinated Debentures pursuant to agreements having terms substantially similar to the summary of terms set forth in Annex A to Supplemental Indenture No. 1 to this Indenture."

                  "'Special Purpose Trust' means a statutory business trust established by the Company for the purpose of issuing the TECONS for aggregate gross proceeds of up to $138,000,000 and of issuing up to $4,268,050 of common beneficial interests."

                  "'TECONS'SM means up to 2,760,000 $2.6875 Term Convertible Securities of the Special Purpose Trust."

                  (b) Amending the definition of "Affiliate" to add the following to the end thereof: "; provided, however, that the Special Purpose Trust shall not be an Affiliate of the Company for purposes of this Indenture."

                  (c) Amending the definition of "Consolidated Interest Expense" to add the following sentence at the end thereof: "Notwithstanding anything herein to the contrary, interest payments on the Junior Subordinated Debentures shall not be included in calculating Consolidated Interest Expense for the Company."

                  (d) Amending the definition of "Consolidated Net Income" to add the following sentence at the end thereof: "Notwithstanding anything herein to the contrary, interest payments on the Junior Subordinated Debentures shall not be taken into account in calculating Consolidated Net Income of the Company."

                  (e) Amending the definition of "Indebtedness" to add the following sentence at the end thereof: "Notwithstanding anything herein to the contrary, any guarantee by the Company of any distributions to be made on the TECONS shall not be Indebtedness so long as the terms of such guarantee are substantially similar to the summary of terms set forth as Annex B to Supplemental Indenture No. 1 to this Indenture."

                  (f) Adding the following to the last clause of the definition of "Permitted Investments": "and any Investment constituting (x) the purchase of common beneficial interests of the Special Purpose Trust in an aggregate amount of up to $4,268,050 or (y) the funding of all debts and obligations (other than with respect to the TECONS and common beneficial interests of the Special Purpose Trust) and all costs and expenses of the Special Purpose Trust, including the fees and expenses of the trustees thereof and any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Special Purpose Trust may become subject, except for United States withholding taxes."

                  (g) Amending the definition of "Subsidiary" to add the following to the end thereof: "and the Special Purpose Trust shall not be a Subsidiary of the Company for purposes of this Indenture."

                  (ii) Section 4.04 of the Indenture is hereby amended by: (x) deleting the word "and" before clause (vii) of the first paragraph thereof and
(y) adding the following at the end of the first paragraph "; and (viii) the Junior Subordinated Debentures."

                  (iii) Section 4.06 of the Indenture is hereby amended and restated in its entirety as follows:

                  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof, excluding any (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), or (y) in the case of any Subsidiary of the Company, dividends or distributions payable to the Company or a Subsidiary of the Company (other than a Securitization Subsidiary), (ii) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of the Company or any of its Subsidiaries, any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any of its Subsidiaries or any securities convertible or exchangeable into shares of Capital Stock of the Company or any of its Subsidiaries, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by the Company or a Subsidiary of the Company (other than a Securitization Subsidiary) and excluding the Junior Subordinated Debentures, (iii) make any Investment in (other than a Permitted Investment), or payment on a guarantee of any obligation of (other than a payment on the guarantee referred to in the last sentence of the definition of the term "Indebtedness"), any Person, other than the Company or a Wholly Owned Subsidiary of the Company, (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness (other than the Junior Subordinated Debentures) which is subordinate in right of payment to the Securities, or (v) make any principal, premium or interest payment on, or redeem, defease, repurchase, retire or otherwise acquire or retire for value, any Junior Subordinated Debentures or TECONS (each of the transactions described in clauses (i) through (v) (other than any exception to any such clause) being a "Restricted Payment") if at the time thereof: (1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (i) of Section 4.04, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum of:
         (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) since the end of the fiscal quarter in which the Issue Date occurs through the last day of the fiscal quarter for which financial statements are available; plus (b) 100% of the aggregate net proceeds received after the Issue Date, including the fair market value of property other than cash (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee), from the issuance of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company (other than in respect of any such issuance to a Subsidiary of the Company and other than pursuant to an exchange offer for the TECONS) and the principal amount of Indebtedness of the Company (other than the Junior Subordinated Debentures) or any of its Subsidiaries (other than a Securitization Subsidiary) that has been converted into or exchanged for Capital Stock of the Company which Indebtedness was Incurred after the Issue Date; plus (c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment; provided, however, that at the time any such Investment is made the Company delivers to the Trustee a resolution of its Board of Directors to the effect that, for purposes of this Section 4.06, such Investment constitutes a Restricted Payment made after the Issue Date; plus (d) $4 million; plus (e) 100% of the excess, if any, of the aggregate net proceeds received by the Company from the issuance of the Junior Subordinated Debentures to the Special Purpose Trust utilizing proceeds of its issuance of TECONS over the aggregate amount expended by the Company to repurchase the Company's 4 1/2% Series B Preferred Stock when and to the extent such Junior Subordinated Debentures are subsequently converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company.

                  The foregoing provision will not be violated by (i) any dividend on any class of Capital Stock of the Company or any Subsidiary of the Company paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of this Indenture, (ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to clause (v) of Section 4.04, (iii) the exchange or conversion of any Indebtedness of the Company or any Subsidiary of the Company (other than a Securitization Subsidiary) for or into Capital Stock of the Company (other than Disqualified Stock of the Company),
         (iv) any payments, loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements, in each case as approved by the Board of Directors of the Company in its good faith judgment, (v) the redemption of the Company's rights issued pursuant to the Amended and Restated Rights Agreement dated as of May 10, 1994, between the Company and Wachovia Bank of North Carolina, N.A., as Rights Agent, as it may be amended from time to time, in an amount per right issued thereunder not to exceed that in effect on the Issue Date, (vi) so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale of Capital Stock of the Company (other than Disqualified Stock); provided, however, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph, (vii) so long as no Default or Event of Default has occurred and is continuing, additional Investments constituting Restricted Payments in Persons or entities in the same line of business as the Company as of the Issue Date in an aggregate outstanding amount (valued at the cost thereof) not to exceed at any time $8 million, (viii) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company, Junior Subordinated Debentures or TECONS in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock); provided, however, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph,
         (ix) so long as no Default or Event of Default has occurred and is continuing, (A) the payment of interest on the Junior Subordinated Debentures in accordance with the terms of the indenture relating thereto and (B) the payment of cash dividends on the Company's Common Stock not to exceed $1.5 million in any fiscal quarter of the Company plus 4.5(cent) per quarter per share of Common Stock of the Company issued on conversion of the Junior Subordinated Debentures or on exchange of the Company's Common Stock of the Company for the TECONS, or (x) the redemption of the 4 1/2% Series B Cumulative Preferred Stock with proceeds of the issuance by the Company of the Junior Subordinated Debentures. Each Restricted Payment described in clauses (i), (iii),
         (iv), (v) and (ix) of the previous sentence and Restricted Payments described in clause (vii) of the previous sentence in an aggregate amount in excess of $4 million at any one time outstanding shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the preceding paragraph.

                  In calculating on any date the aggregate amount of Restricted Payments made since the Issue Date, the aggregate amount of Restricted Payments constituting interest payments on the Junior Subordinated Debentures shall be deemed to be the sum of (A) with respect to the period from the Issue Date to the end of the latest fiscal year for which audited financial statements of the Company are available, the amount of all interest payments on the Junior Subordinated Payments made during such period, net of the income tax benefit of such payments giving effect to the federal statutory rate and the state income tax rate, net of federal income tax impact, reflected in the financial statements for each fiscal year in such period plus (B) with respect to all other periods, the product of (x) the aggregate amount of such interest payments made during such period and (y) the remainder of 1 minus the highest combined marginal federal and Virginia corporate income tax rate (expressed as a decimal).

                                   ARTICLE TWO


                  (a) Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

                  All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of the Indenture and the Indenture as supplemented by this First Supplemental Indenture shall be read, taken and construed as one and the same instrument for all purposes.

                  (b) The Trustee accepts the trusts created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and subject to the conditions in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, or the due execution hereof by the Company, or for or in respect of the recitals hereof, all of which recitals are made by the Company solely.

                  (c) This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.


                                   OWENS & MINOR, INC.



                                   By:
                                      Name: Ann Greer Rector
                                      Title:   Senior Vice President and Chief
                                               Financial Officer


                                    CRESTAR BANK




                                     By:
                                     Trust Officer

                                                                       ANNEX A
                                                                       --------


         Summary of Certain Terms of the Junior Subordinated Debentures


Maturity


                  The entire principal amount of the Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, no earlier than on or about the 15th anniversary of their issuance.

Subordination


                  The payment of principal of, premium, if any, and interest on the Junior Subordinated Debentures will be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior and Subordinated Debt of the Company.

                  Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshalling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior and Subordinated Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Junior Subordinated Debentures will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Junior Subordinated Debentures.

                  No payments on account of principal, premium, if any, or interest in respect of the Junior Subordinated Debentures may be made by the Company if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt, whether at maturity, upon redemption, by declaration or otherwise. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior and Subordinated Debt pursuant to which the maturity thereof may be accelerated, from and after the date of receipt by the Trustee of written notice from holders of such Designated Senior and Subordinated Debt or from an agent of such holders, no payments on account of principal, premium, if any, or interest in respect of the Junior Subordinated Debentures may be made by the Company during a period (the "Payment Blockage Period") commencing on the date of delivery of such notice and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of such Designated Senior and Subordinated Debt or from an agent of such holders, or such event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Junior Subordinated Debentures during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior and Subordinated Debt initiating such Payment Blockage Period shall be or be made the basis for the commencement of any subsequent Payment Blockage Period by the holders of such Designated Senior and Subordinated Debt, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

               "Debt" is defined to mean, with respect to any person at any date of determination (without duplication), (i) all indebtedness of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person in respect of letters of credit or bankers' acceptances or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such person to pay the deferred purchase price of property or services, except trade payables, (v) all obligations of such person as lessee under capitalized leases, (vi) all Debt of others secured by a lien on any asset of such person, whether or not such Debt is assumed by such person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt, (vii) all Debt of others guaranteed by such person to the extent such Debt is guaranteed by such person, (viii) all redeemable stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of such person under currency agreements and interest rate agreements.

                  "Designated Senior and Subordinated Debt" is defined to mean
(i) Debt under the Credit Agreement dated as of September 15, 1997 (the "Credit Agreement") among the Company, certain of its Subsidiaries, the various banks and lending institutions identified on the signature pages thereto, NationsBank, N.A., as agent, Bank of America NT and SA and Crestar Bank, as co-agents, and NationsBank, N.A., as administrative agent, as such Credit Agreement has been and may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, and (ii) Debt constituting Senior and Subordinated Debt which, at the time of its determination, (A) has an aggregate principal amount of at least $30 million and (B) is specifically designated in the instrument evidencing such Senior and Subordinated Debt as "Designated Senior and Subordinated Debt" by the Company.

                  "Senior and Subordinated Debt" is defined to mean the principal of (and premium, if any) and interest on all Debt of the Company whether created, incurred or assumed before, on or after the date of the Indenture; provided that such Senior and Subordinated Debt shall not include (i) Debt of the Company to any Affiliate, (ii) Debt of the Company that, when incurred and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse, (iii) any other Debt of the Company which by the terms of the instrument creating or evidencing the same is specifically designated as not being senior in right of payment to the Junior Subordinated Debentures, and in particular the Junior Subordinated Debentures shall rank pari passu with all other debt securities and guarantees issued to any trust, partnership or other entity affiliated with the Company which is a financing vehicle of the Company in connection with an issuance of preferred securities by such financing entity, and (iv) redeemable stock of the Company.

Optional Redemption


                  The Company shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, from time to time, on or after a date to be specified.

                  If the Junior Subordinated Debentures are redeemed on any Interest Payment Date (as defined), accrued and unpaid interest shall be payable to holders of record on the relevant record date.

                  So long as the corresponding TECONS are outstanding, the proceeds from the redemption of any Junior Subordinated Debentures will be used to redeem TECONS.

                  The Company will also have the right to redeem the Junior Subordinated Debentures at any time upon the occurrence of certain tax events relating to the TECONS if certain conditions are met.

                  The Company may not redeem any Junior Subordinated Debentures unless all accrued and unpaid interest thereon, including Compounded Interest (as defined), has been or is simultaneously paid for all quarterly periods terminating on or prior to the date of notice of redemption.

Interest


                  Interest on the Junior Subordinated Debentures will be payable quarterly in arrears.

Option to Extend Interest Payment Period


                  So long as the Company shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Company shall have the right to extend the interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest periods (each, an "Extension Period"). The Company has no current intention of exercising its right to extend an interest payment period. No interest shall be due and payable during an Extension Period, except at the end thereof. During any Extension Period, the Company shall not (i) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payments with respect thereto; provided that the foregoing will not apply to stock dividends or other stock distributions paid by the Company, or (ii) make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities of the Company ranking pari passu with or junior in interest to the Junior Subordinated Debentures. The provisions of the immediately preceding sentence will not restrict the ability of the Guarantor to redeem rights issued pursuant to the Amended and Restated Rights Agreement, dated as of May 10, 1994 between the Guarantor and Wachovia Bank of North Carolina, N.A., as Rights Agent, as it may be amended from time to time, in an amount per right issued thereunder not to exceed that in effect on the date hereof.. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debentures. On the Interest Payment Date occurring at the end of each Extension Period, the Company shall pay to the holders of Junior Subordinated Debentures of record on the record date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Junior Subordinated Debentures, together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law, compounded quarterly. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. The Company may also prepay at any time all or any portion of the interest accrued during an Extension Period. The failure by the Company to make interest payments during an Extension Period would not constitute a default or an event of default under the Indenture.

Additional Interest


                  If at any time the Special Purpose Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest on the Junior Subordinated Debentures such additional amounts as shall be required so that the net amounts received and retained by the Special Purpose Trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the Special Purpose Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

Conversion of the Junior Subordinated Debentures


                  The Junior Subordinated Debentures are convertible into Company Common Stock at the option of the holders of the Junior Subordinated Debentures at any time prior to the close of business on their maturity date (or, in the case of Junior Subordinated Debentures called for redemption, the close of business on the Business Day prior to the Redemption Date) at the Initial Conversion Price (as defined) subject to certain conversion price adjustments. The Special Purpose Trust will agree not to convert Junior Subordinated Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of TECONS. Upon surrender of a TECONS to the Conversion Agent for conversion, the Special Purpose Trust will distribute Junior Subordinated Debentures to the Conversion Agent on behalf of the holder of the TECONS so converted, whereupon the Conversion Agent will convert such Junior Subordinated Debentures to Company Common Stock on behalf of such holder. The Company's delivery to the holders of the Junior Subordinated Debentures (through the Conversion Agent) of the fixed number of shares of Company Common Stock into which the Junior Subordinated Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the obligation of the Company to pay the principal amount of the Junior Subordinated Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Junior Subordinated Debenture is converted after a record date for payment of interest, the interest payable on the related Interest Payment Date with respect to such Junior Subordinated Debenture shall be paid to the Special Purpose Trust (which will distribute such interest to the converting holder) or other holder of Junior Subordinated Debentures, as the case may be, despite such conversion.
                                      A-4

Compounded Interest


                  Payments of Compounded Interest on the Junior Subordinated Debentures held by the Special Purpose Trust will make funds available to pay any amount on distributions in arrears in respect of the TECONS pursuant to the terms thereof.

Certain Covenants of the Company Applicable to the Junior Subordinated Debentures


                  The Company will covenant that, so long as the TECONS issued by the Special Purpose Trust remain outstanding, the Company will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, or make any guarantee payment with respect to, any of its common stock or preferred stock if at such time (i) the Company shall be in default with respect to its Guarantee Payments (as defined) or other payment obligations under the Guarantee, (ii) there shall have occurred any Event of Default with respect to the Junior Subordinated Debentures or (iii) the Company shall have given notice of its election to defer payments of interest on such Junior Subordinated Debentures by extending the interest payment period as provided in the terms of such Junior Subordinated Debentures and such period, or any extension thereof, is continuing; provided that (x) the Company will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion of any preferred stock of the Company as may be outstanding from time to time, in each case in accordance with the terms of such stock, and (y) the foregoing will not apply to any stock dividends or other stock distributions paid by the Company. The provision of the immediately preceding sentence will not restrict the ability of the Company to redeem rights issued pursuant to the Amended and Restated Rights Agreement, dated as of May 10, 1994, between the Company and Wachovia Bank of North Carolina, N.A., as Rights Agent, as it may be amended from time to time, in an amount per right issued thereunder not to exceed that in effect on the issue date of the Junior Subordinated Debentures. The Company has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Common Securities (as defined) issued by the Special Purpose Trust and not to cause or permit the Common Securities to be transferred except to the extent permitted by the Declaration (the instrument relating to the TECONS); provided that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities issued by the Special Purpose Trust, (ii) to comply fully with all of its obligations and agreements contained in the Declaration and (iii) not to take any action which would cause the Special Purpose Trust to cease to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of Junior Subordinated Debentures.

Indenture Events of Default


                  The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Indenture Event of Default" with respect to the Junior Subordinated Debentures:

         (a) failure for 30 days to pay interest on the Junior Subordinated Debentures when due; provided that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose;

         (b) failure to pay principal of or premium, if any, on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise;

         (c) failure to observe or perform any other covenant contained in the Indenture for 90 days after written notice to the Company from the Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures of such series; or

         (d) certain events in bankruptcy, insolvency or reorganization of the Company.

                  In each and every such case, unless the principal of all the Junior Subordinated Debentures shall have already become due and payable, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding, by notice in writing to the Company (and to the Indenture Trustee if given by such holders), may declare the principal of all the Junior Subordinated Debentures to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.
                                      A-6

               The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon an Indenture Event of Default, but the holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee.

                  The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee) or a call for redemption of Junior Subordinated Debentures. The Company is required to file annually with the Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture.

                  Under the Declaration, an Indenture Event of Default with respect to the Junior Subordinated Debentures will constitute a Declaration Event of Default.

Modification of the Indenture


                  The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture or any supplemental indenture affecting the rights of the holders of such Junior Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) extend the fixed maturity of the Junior Subordinated Debentures, reduce the principal amount thereof, reduce the rate or extent the time of payment of interest thereon, reduce any premium payable upon the redemption thereof or otherwise modify any terms affecting the amount or timing of payments on any Junior Subordinated Debentures, or (ii) reduce the percentage of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture.
                                      A-7

Consolidation, Merger and Sale


                  The Indenture will provide that the Company may not consolidate with or merge into any other person or transfer or lease its properties and assets substantially as an entirety to any person and may not permit any person to merge into or consolidate with the Company unless (i) either the Company will be the resulting or surviving entity or any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations under the Indenture, and
(ii) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing.

                                                                         ANNEX-B
                                                                         -------


                    Summary of Certain Terms of the Guarantee


General


                  Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the TECONS, the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by the Special Purpose Trust), to the extent not paid by the Special Purpose Trust, regardless of any defense, right of set-off or counterclaim that the Special Purpose Trust may have or assert. The following payments or distributions with respect to TECONS, to the extent not paid or made by the Special Purpose Trust (the "Guarantee Payments"), will be subject to the Guarantee (without duplication): (i) any accumulated and unpaid distributions on TECONS, and the redemption price, including all accumulated and unpaid distributions to the date of redemption, with respect to any TECONS called for redemption by the Special Purpose Trust but if and only to the extent that in each case the Company has made a payment to the Property Trustee (as defined) of interest or principal on the Junior Subordinated Debentures deposited in the Special Purpose Trust as trust assets and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of the Special Purpose Trust (other than in connection with the distribution of such Junior Subordinated Debentures to the holders of TECONS or the redemption of all of the TECONS upon the maturity or redemption of such Junior Subordinated Debentures or upon conversion of all TECONS into Common Stock) the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions on the TECONS to the date of payment, to the extent the Special Purpose Trust has funds available therefor, or (b) the amount of assets of the Special Purpose Trust remaining available for distribution to holders of the TECONS in liquidation of the Special Purpose Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of TECONS or by causing the Special Purpose Trust to pay such amounts to such holders.

                  The Guarantee is a guarantee from the time of issuance of the TECONS, but the Guarantee covers distributions and other payments on the TECONS only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Special Purpose Trust as trust assets. If the Company does not make interest or principal payments on the Junior Subordinated Debentures deposited in the Special Purpose Trust as trust assets, the Property Trustee will not make distributions on the TECONS and the Special Purpose Trust will not have funds available therefor.
                                      B-1

Certain Covenants of the Company


                  In the Guarantee, the Company will covenant that, so long as any TECONS issued by the Special Purpose Trust remain outstanding, the Company will not (A) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto or
(B) make any payment of interest, premium (if any) or principal on any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Debentures, if at such time (i) the Company shall be in default with respect to its Guarantee Payments or other payment obligations under the Guarantee, (ii) there shall have occurred any Declaration Event of Default under the Declaration (the instrument relating to the TECONS) or (iii) the Company shall have given notice of its election to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period as provided in the terms of the Junior Subordinated Debentures and such period, or any extension thereof, is continuing; provided that the foregoing will not apply to stock dividends paid by the Company. The provisions of the immediately preceding sentence will not restrict the ability of the Guarantor to redeem rights issued pursuant to the Amended and Restated Rights Agreement, dated as of May 10, 1994 between the Guarantor and Wachovia Bank of North Carolina, N.A., as Rights Agent, as it may be amended from time to time, in an amount per right issued thereunder not to exceed that in effect on the date hereof. In addition, so long as any TECONS remain outstanding, the Company has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Common Securities (as defined) issued by the Special Purpose Trust and not to cause or permit the Common Securities to be transferred except to the extent permitted by the Declaration; provided that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities issued by the Special Purpose Trust, and (ii) not to take any action which would cause the Special Purpose Trust to cease to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of Junior Subordinated Debentures.

Amendments and Assignment


                  Except with respect to any changes that do not adversely affect the rights of holders of TECONS (in which case no consent will be required), the Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding TECONS issued by the Special Purpose Trust. All guarantees and agreements contained in the Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the TECONS then outstanding. Except in connection with a consolidation, merger or sale involving the Company that is permitted under the Indenture, the Company may not assign its obligations under the Guarantee.

Termination of the Guarantee; Ranking of Guarantee


                  The Guarantee will terminate and be of no further force and effect as to the TECONS upon full payment of the redemption price of all the TECONS, or upon distribution of the Junior Subordinated Debentures to the holders of the TECONS in exchange for all of the TECONS, or upon full payment of the amounts payable upon liquidation of the Special Purpose Trust, or upon conversion of all TECONS into Common Stock. Notwithstanding the foregoing, the Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of TECONS must restore payment of any sums paid under the TECONS or the Guarantee.

                  The Company's obligations under the Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Debentures, except those made pari passu or subordinate by their terms, and pari passu in right of payment with the most senior preferred stock issued, from time to time, if any, by the Company. The Company's obligations under the Guarantee will rank pari passu with other Preferred Securities Guarantees (as defined) of the Company. Because the Company is a holding company, the Company's obligations under the Guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of the Company's subsidiaries, except to the extent that the Company is a creditor of the subsidiaries recognized as such.

Status of the Guarantee


                  The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be deposited with the Indenture Trustee, to be held for the benefit of the holders of the TECONS issued by the Special Purpose Trust. Such trustee shall enforce the Guarantee on behalf of the holders of the TECONS. The holders of not less than a majority in aggregate liquidation amount of the TECONS have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Guarantee, including the giving of directions to such trustee. If such trustee fails to enforce the Guarantee as above provided, any holder of TECONS may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee, without first instituting a legal proceeding against the Special Purpose Trust or any other person or entity.
                                      B-3